Exhibit 99.01

[LOGO OF CEPHEID]   Cepheid                   CONTACTS
                    904 Caribbean Drive
                    Sunnyvale, CA 94089       AT THE COMPANY:
                    Telephone: 408.541.4191   ---------------
                    Fax: 408.541.4192         John L. Bishop            John R. Sluis
                                              CEO, Cepheid              CFO, Cepheid
                                              408-541-4191              408-541-4191
                                              john.bishop@cepheid.com   john.sluis@cepheid.com

                                              FINANCIAL RELATIONS BOARD:
                                              --------------------------

                                              Tricia Ross
                                              Investor/Analyst Information
                                              617-520-7064
                                              tross@financialrelationsboard.com

FOR IMMEDIATE RELEASE


                   CEPHEID REPORTS THIRD QUARTER 2005 RESULTS

       43% Increase in Product Sales Drive 45% Increase in Total Revenues
            Product Sales for the Nine Months Period Increase by 90%

SUNNYVALE, Calif., November 3, 2005 -- Cepheid (NASDAQ: CPHD) today announced financial results for the quarter and nine months ended September 30, 2005.

Product sales for the quarter ended September 30, 2005 increased 43% to approximately $19.2 million from approximately $13.4 million for the corresponding prior year period while product sales for the nine months ended September 30, 2005 increased 90% to approximately $58.2 million from approximately $30.6 million for the corresponding prior year period. The increase in product sales for the quarter and nine months ended September 30, 2005 as compared to the corresponding prior year periods was primarily due to a 103% and 266%, respectively, increase in reagent and disposable sales, respectively.

Total revenues for the quarter ended September 30, 2005 increased 45% to approximately $20.4 million compared to approximately $14.1 million for the corresponding prior year period while total revenues for the nine months ended September 30, 2005 increased 88% to approximately $61.4 million from $32.6 million for the corresponding prior year period. The increase in total revenue for both the quarter and nine months ended September 30, 2005 as compared to the corresponding prior year periods was due primarily to the increase in product sales. Contract revenue of $0.8 and $2.2 million for the quarter and nine months ended September 30, 2005 was primarily derived from the amortization of up-front license fees in connection with the Company's collaboration with bioMerieux.

Gross Margin Dollars on product sales (total product sales less cost of product sales) for the quarter and nine months ended September 30, 2005 increased by 28% and 76%, respectively as compared to the corresponding prior year periods. The gross margin percentage on product sales for the quarter ended September 30, 2005 decreased to 40% from 44% in the corresponding prior year period and decreased to 42% for nine months ended September 30, 2005 as compared to 46% for the corresponding prior year period. The decline in gross margin percentage on product sales for the nine months ended September 30, 2005 as compared to the corresponding prior year period was due primarily to the impact of production problems with the anthrax test cartridge occurring in the second and third quarters. The resulting manufacturing inefficiencies and inventory exposures are not expected to recur in the fourth quarter. In addition, amortization of up front license fees and higher ongoing royalty costs associated with the Company's patent license agreements entered into with Applera Corporation and F. Hoffman-LaRoche Ltd in the second and third quarter of 2004 as well as one time favorable pricing achieved in the first quarter of 2004 which did not occur in the nine months ended September 30, 2005 further impacted the gross profit margin. Gross margin on product sales for the full year 2005 is expected to be in the range of 40% to 45%.

Net loss for the quarter and nine months ended September 30, 2005 was approximately $3.3 million, or $0.08 per share and $10.4 million, or $0.24 per share, respectively, compared to a net loss of approximately $2.9 million, or $0.07 per share and $10.8 million, or $0.26 per share, respectively, for the corresponding prior year periods.

"We continued to realize substantial growth in product sales during the quarter. However, our realized rate of growth in gross profit on product sales was less than the actual rate achieved for product sales. This is due to the negative impact of manufacturing inefficiencies and inventory exposure on production of our anthrax test cartridges, which occurred during the quarter. During the course of an extensive process review, we believe we have identified the underlying root cause of our current and previous quarter inefficiencies. A solution for this problem has been identified and implemented. Further, we have implemented additional process controls to rapidly identify any quality variants early in each production run. As a result, we expect to see an improvement of approximately three to four percentage points in future gross profit margins on product sales, which we expect to begin to realize in the fourth quarter," stated John Bishop, Cepheid's CEO.

Mr. Bishop continued, "Sales in our clinical market segment were particularly strong in the third quarter followed by sales in the biothreat segment. ASR products for Flu A/B, mecA, M. pneumoniae and RSV were released to the market during the quarter. This brings our available ASR product menu to twelve products. We currently have clinical trials underway for Group B Strep (GBS) on both our SmartCycler(R) and GeneXpert(R) systems and Enterovirus (EV) on the GeneXpert(R) system. Subsequent to the close of the quarter, we announced the release of the GeneXpert system in the clinical molecular research market along with a BCR/ABL (RUO) product. These products will be available for shipment on November 15, 2005."

"Recently, there has been increased discussion and concern surrounding Avian Influenza (AI). Cepheid previously discussed that we have been working with the USDA, through our CSR program, in producing an AI specific test for use in testing poultry and migratory water fowl. Further evaluation of our recently released ASR product for Flu A/B has found that this product will detect virus strains associated with AI and as such may be of help in tracking AI with regard to potential human infection."

"Sales in the biothreat market segment also continued to grow during the third quarter with continued deployment of Biohazard Detection Systems (BDS) within the United States Postal Service (USPS) processing centers and further utilization of the GeneXpert system by the Department of State (DOS). Nearly 1.5 million anthrax tests have been run within the USPS and DOS with no false positives. Currently, over 1000 GeneXpert(R) based systems have been deployed for routine use. We continue to expect BDS deployment within the USPS processing centers to be completed by the end of the year."

"In the Industrial market, Public Health Laboratory Issues in Brief; April 2005 reported that our SmartCycler(R) system is the leading real time PCR testing platform used in public health. Separately, as previously reported, a third party evaluation of products for environmental water testing found a strong performance by Cepheid's products utilizing our recently acquired scorpions technology."

2005 OUTLOOK

Commenting on Cepheid's outlook for the remainder of 2005, Mr. Bishop stated:

"We expect to continue to make progress in the development and marketing of our clinical products. As previously stated, the GeneXpert(R) system and BCR/ABL
(RUO) product will be available for shipment to potential clinical molecular research customers on November 15, 2005. Clinical trials for GBS are expected to be completed during the fourth quarter followed by a 510k FDA submission by the end of the year or just after the first of the year 2006. Clinical trials are also currently underway for our EV product. We expect Clinical trials for both GBS and EV to be completed during the fourth quarter. We currently expect our GBS, EV and BCR/ABL products to be CE marked and released in Europe during the first quarter of 2006. These are expected to be followed by release in the US market in the second quarter pending FDA clearance. Development of our MRSA test is continuing with a key objective focused on providing the clinician with the ability to specifically identify methicillin sensitive and resistant strains of Staphylococcus aureus (SA), and to avoid detection of staphylococcus strains that could lead to a false positive clinical result."

"We received a purchase order from Northrop Grumman for 2.3 million anthrax cartridges during the third quarter. Deliveries against this new purchase order began in August and will run through September of 2006. Development of our new 3 agent cartridge including anthrax, Y. pestis and F. tularensis is continuing and the product is expected to be available for market launch in the first quarter 2006. We expect the USPS to evaluate the product during the second and third quarters with potential routine use beginning in the fourth quarter of 2006. Separately, discussions are currently underway regarding the potential use of the GeneXpert(R) system with open cartridges for use by international groups interested in using their own probe and primer designs."

"We reaffirm that we expect our 2005 product sales to be in the range of $80.0 million to $84.0 million, based on anticipated sales for the USPS program and sales expected from other existing and new products. As previously stated, we expect our 2005 net loss to be in the range of $12.0 million to $14.0 million or $0.28 to $0.33 per share based on actual weighted average shares outstanding of
42.6 million as of September 30, 2005."

As of September 30, 2005, the Company had $40.2 million in unrestricted cash and marketable securities.

CONFERENCE CALL INFORMATION

Cepheid's CEO, John Bishop, and Senior V.P. and CFO, John Sluis will host a conference call today at 4:30 pm (Eastern) to discuss Cepheid's financial results, business highlights and outlook. The call will be simultaneously broadcast over the Internet. Interested participants and investors may access the teleconference call by dialing 800-219-6110 (domestic) or 303-205-0044 (international). There will also be a live webcast of the call on the Investor Relations section of Cepheid's web site at www.cepheid.com. Web participants are encouraged to go to the web site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software.

After the live webcast, the call will remain available on Cepheid's website, www.cepheid.com, through November 3, 2006. A replay of the conference call will be available at 800-405-2236 (domestic) or 303-590-3000 (international) through November 10, 2005; the conference ID is 11043556. The replay will be available after 6:30 pm (Eastern).

ABOUT CEPHEID

Cepheid (Nasdaq: CPHD), based in Sunnyvale, Calif., is a leading developer, manufacturer and marketer of fully integrated systems that enable genetic assessment when and where it is needed. Founded in 1996, the company is commercializing its technology and products worldwide for research, medical, and industrial applications requiring assessment of the human genome, infectious disease and biothreat agents. See www.cepheid.com for more information.

This press release contains forward-looking statements that are not purely historical regarding Cepheid's or its management's intentions, beliefs, expectations and strategies for the future, including those relating to clinical trials, future product releases, product performance, future revenues, future margins, future net losses and the status of the USPS BDS program. Because such statements deal with future events, they are subject to various risks and uncertainties, and actual results could differ materially from the company's current expectations. Factors that could cause actual results to differ materially include risks and uncertainties such as those relating to: the scope and timing of actual USPS funding and deployment of the BDS; the occurrence of delays with respect to the BDS, the rate of environmental testing using the BDS conducted by the USPS, which will affect the amount of consumable products sold, and whether the BDS performs to specifications; unforeseen development and manufacturing problems, including with respect to the GeneXpert(R) system, cartridges, and reagents; the effectiveness of our recently-implemented process controls; the need for additional licenses for new tests and other products and the terms of such licenses; our ability to complete clinical trials successfully in a timely manner for products to be marketed in clinical markets; our ability to successfully commercialize our stand-alone GeneXpert(R) system; lengthy sales cycles in certain markets; the performance and market acceptance of new products; sufficient customer demand in the other markets; our reliance on distributors to market, sell and support our products; the occurrence of unforeseen expenditures, acquisitions or other transactions; our success in increasing direct sales; the impact of competitive products and pricing; our ability to manage geographically-dispersed operations; and underlying market conditions worldwide. Readers should also refer to the section entitled "Risk Factors" in Cepheid's Annual Report on Form 10-K for 2004 and in its most recent quarterly report on Form 10-Q, each filed with the Securities and Exchange Commission.

All forward-looking statements and reasons why results might differ included in this release are made as of the date of this press release, based on information currently available to Cepheid, and Cepheid assumes no obligation to update any such forward-looking statement or reasons why results might differ.

                          (FINANCIAL STATEMENTS FOLLOW)

                                     CEPHEID
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)
                      (in thousands, except per share data)

                                              Three Months Ended          Nine Months Ended
                                                 September 30,               September 30,
                                           ------------------------    ------------------------
                                              2005          2004          2005          2004
                                           ----------    ----------    ----------    ----------
Revenues:
  Instrument sales                         $    8,300    $    8,064    $   21,921    $   20,648
  Reagent and disposable sales                 10,938         5,385        36,272         9,918
                                           ----------    ----------    ----------    ----------
     Total Product Sales                       19,238        13,449        58,193        30,566
  Contract revenues                               822           624         2,212         2,044
  Grant and government sponsored
   research revenues                              352             4           957            13
                                           ----------    ----------    ----------    ----------
     Total revenues                            20,412        14,077        61,362        32,623
                                           ----------    ----------    ----------    ----------
Costs and operating expenses:
  Cost of product sales                        11,601         7,494        33,617        16,625
  Collaboration profit sharing                  2,904         1,474        10,112         2,506
  Research and development                      4,754         4,037        13,797        11,531
  Selling, general and
   administrative                               4,518         3,984        14,110        11,485
  Expense for patent related
   matter                                           -             -             -         1,264
                                           ----------    ----------    ----------    ----------
     Total costs and operating
      expenses                                 23,777        16,989        71,636        43,411
                                           ----------    ----------    ----------    ----------
Loss from operations                           (3,365)       (2,912)      (10,274)      (10,788)
Other income (expenses), net                      103            (3)          (80)           15
                                           ----------    ----------    ----------    ----------
Net loss                                   $   (3,262)   $   (2,915)   $  (10,354)   $  (10,773)
                                           ==========    ==========    ==========    ==========
Basic and diluted net loss per
 share                                     $    (0.08)   $    (0.07)   $    (0.24)   $    (0.26)
                                           ==========    ==========    ==========    ==========
Shares used in computing basic and
 diluted net loss per share                    42,581        41,889        42,430        40,775
                                           ==========    ==========    ==========    ==========

                                     CEPHEID
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                  September 30,     December 31,
                                                      2005              2004
                                                 --------------    --------------
                                                   (unaudited)           (1)
                    ASSETS
Current assets:
  Cash and cash equivalents                      $       10,052    $       23,189
  Marketable securities                                  30,196            34,250
  Accounts receivable                                    16,693            14,584
  Inventory                                               8,364             6,544
  Prepaid expenses and other current assets               1,037               402
                                                 --------------    --------------
Total current assets                                     66,342            78,969
Property and equipment, net                              12,573             9,756
Restricted cash                                             661               688
Intangible assets, net                                   29,605            30,902
                                                 --------------    --------------
Total assets                                     $      109,181    $      120,315

     LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                               $       13,831    $        8,074
  Accrued compensation                                    2,199             2,836
  Accrued royalties                                       2,619             2,113
  Accrued other liabilities                               5,660             4,517
  Current portion of deferred revenue                     3,024             3,847
  Current portion of license fee payable                  9,477            10,476
  Current portion of equipment financing                  2,420             1,889
                                                 --------------    --------------
Total current liabilities                                39,230            33,752

Long term portion of deferred revenue                     4,762             6,190
Long term portion of license fees payable                     -             8,561
Long term portion of equipment financing                  2,478             1,604
Line of credit                                            4,000             4,000
Deferred rent                                               708               599
Commitments
Shareholders' equity:
  Preferred stock                                             -                 -
  Common stock                                          154,721           152,136
  Additional paid-in capital                              7,518             7,517
  Accumulated other comprehensive gain/(loss)                25              (137)
  Accumulated deficit                                  (104,261)          (93,907)
                                                 --------------    --------------
Total shareholders' equity                               58,003            65,609
                                                 --------------    --------------
Total liabilities and shareholders' equity       $      109,181    $      120,315
                                                 ==============    ==============

(1) The balance sheet at December 31, 2004 has been derived from the Company's audited financial Statements, which are included in the Company's 2004 Annual Report on Form 10-K filed with the Securities and Exchange Commission.